ESCROW AGREEMENT

ESCROW AGREEMENT, dated December 31, 2005 among Cancable Holding Corp., a Delaware corporation (the “Purchaser”), Covington Fund II Inc. (“Covington”) and BMO Capital Corporation (“BMO”, and together with Covington, the “Stockholders” or the “Sellers”) and Gowling Lafleur Henderson LLP, as Escrow Agent (the “Escrow Agent”).

The Purchaser and the Sellers are parties to a Stock Purchase Agreement, dated the date hereof (as amended, supplemented or modified, the “Purchase Agreement”), pursuant to which the Purchaser is acquiring all of the Interests held by the Stockholders. The Purchase Agreement provides for the payment and delivery by the Purchaser of certain funds into the escrow hereby established, to be held and dealt with by the Escrow Agent as herein provided. Unless otherwise indicated, all capitalized terms used herein shall have the meanings ascribed to them in the Purchase Agreement.

Accordingly, the parties agree as follows:

1.  Establishment of the Escrow Fund.  Simultaneously with the execution and delivery of this Agreement, the Purchaser is depositing with the Escrow Agent the sum of ONE MILLION FOUR HUNDRED THOUSAND DOLLARS ($1,400,000) to secure the indemnification provisions of the Sellers set forth in the Purchase Agreement.  Such deposit, less any payments or distributions pursuant to Sections 3.2 or 4 is herein called the “Escrow Fund.”  Any amounts earned from the investment of the Escrow Fund (including amounts earned from investment of the interest earned on the Escrow Fund) is herein called “Interest.” The Escrow Agent will hold, invest and dispose of the Escrow Fund, and any accretions thereto or income with respect thereto, in accordance with the terms and conditions hereof.

2.  Investment of the Escrow Fund.

2.1  Investment.  The Escrow Agent shall invest and reinvest as instructed by the Sellers from time to time any or all of the Escrow Fund and Interest in interest-bearing accounts, term deposits or guaranteed investment certificates with a Canadian chartered bank or trust company.

2.2  Escrow Ledger.  The Escrow Agent shall maintain and deliver to the Sellers and Purchaser upon their respective request copies of a record of account for the Escrow Fund (which may be in the form of standard bank statements).

3.  Procedures with Respect to Claims.

3.1  Claims by the Purchaser.  If the Purchaser is entitled to be indemnified by the Sellers under Section 10.1 of the Purchase Agreement, the Purchaser shall give written notice to the Sellers and the Escrow Agent of the Purchaser's right to such indemnification (a “Claim Notice”). Any such Claim Notice shall include the amount of the indemnification payment that is claimed by the Purchaser and instructions from the Purchaser to the Escrow Agent as to where such payments shall be made. At the Purchaser’s option, a Claim Notice may allocate (pro rata, in accordance with Section 10.1 of the Purchase Agreement) the amount claimed as between each Seller. In that case, the Claim Notice shall be deemed to be two separate Claim Notices (one with respect to each Seller) for all purposes of this Agreement. In addition, Claim Notices with respect to claims under Section 10.1(b) of the Purchase Agreement arising from the breach by a Seller of any representation or warranty made in Section IV of the Purchase Agreement need not be provided to the non-breaching Seller.

3.2  Payment of Claims under the Indemnification Provisions.  Unless the appropriate Seller(s) by written notice to the Purchaser and the Escrow Agent object(s), in whole or in part, to the indemnification payment requested in a Claim Notice within thirty (30) days after the Seller's receipt of any Claim Notice, the Escrow Agent shall, after a lapse of such thirty (30)-day period, deliver to the Purchaser an amount from the Escrow Fund equal to the indemnification payment specified in such Claim Notice. If the Seller(s) deliver(s) to the Purchaser and the Escrow Agent written notice of their objection to a Claim Notice within such thirty (30)-day period, the Escrow Agent shall not release any amounts from the Escrow Fund or Interest with respect to such Claim Notice until (a) promptly following receipt by the Escrow Agent of unanimous written instructions from the Purchaser and the Seller(s) directing that such a payment be made to the Purchaser, or (b) as directed by final order of a court of competent jurisdiction which is not subject to further appeal or other appellate review; provided, that notwithstanding the foregoing, if the Seller(s) object(s) in part to the total amount of the indemnification payment claimed in the Claim Notice, the Escrow Agent shall, after the lapse of the aforesaid thirty (30)-day period, deliver to the Purchaser an amount from the Escrow Fund equal to the portion of the indemnification payment specified in the Claim Notice not objected to by the Seller(s). Any payments to the Purchaser under this Section 3.2 shall, unless there is such an objection, be made to the Purchaser pursuant to the instructions set forth in the Claim Notice. Any amount paid from the Escrow Fund pursuant to this Section 3.2 shall, for purposes of the indemnification provisions of the Purchase Agreement, be attributed to the Seller(s) as constituting satisfaction to that extent of their indemnification obligations under the Purchase Agreement.

3.3  Indemnification Payments in Excess of the Escrow Fund.  If at any time during the period that this Agreement is in effect the amount of any payment required to be made by the Escrow Agent to the Purchaser pursuant to Section 3.2 with respect to a Claim Notice exceeds the Value (as defined in Section 9.1) of the Escrow Fund, the Escrow Agent shall pay to the Purchaser the entire Escrow Fund (plus any amount of Interest until such payment obligation is satisfied). Notwithstanding any such payment, the rights of the Purchaser under the Purchase Agreement shall not be satisfied or extinguished, and the Purchaser shall be entitled to recover from the Sellers the balance of any amounts owed to them thereunder.

4.  Distributions.

4.1  Distribution of the Escrow Fund and Interest to the Sellers.  Subject to the provisions of this Section 4, promptly following the date that is three months after the Closing Date, the Escrow Agent shall distribute to the Sellers $400,000 from the Escrow Fund, less all claims made by the Purchaser then pending against the Escrow Fund with respect to Sections 3.11, 3.12(c) and 3.22 of the Purchase Agreement pursuant to Section 10.08(c) thereof. Subject to the provisions of this Section 4, promptly following the date that is twelve months after the Closing Date, the Escrow Agent shall distribute to the Sellers the remaining amount of the Escrow Fund, if any, plus all accrued Interest, less all Claims made by the Purchaser then pending against the Escrow Fund. If any claims by the Purchaser are pending against the Escrow Fund at the time of such distribution, the balance of the Escrow Fund, if any, shall be distributed promptly following such time as all claims by the Purchaser against the Escrow Fund have been finally resolved.

4.2  Distribution Notice.  Sellers shall give the Escrow Agent and Purchaser 30 days prior to each distribution pursuant to Section 4.1 above written notice (the “Distribution Notice”) that a pending distribution is required to be made to Sellers pursuant to Section 4.1. Within twenty (20) days after receipt of such notice, the Purchaser shall, by notice to the Escrow Agent with copies to the Sellers (a “Distribution Reply”), state (a) its agreement that the amount specified in the Distribution Notice (or any lesser portion thereof) is properly distributable to the Sellers; or (b) that it disputes that the amount is properly distributable to the Sellers and the reasons therefor. Failure by the Purchaser to give a Distribution Reply within the specified period shall be deemed an agreement that the amount specified in the Distribution Notice is properly distributable to the Sellers.

4.3  Payment of Distributions. If the Purchaser gives notice of any dispute pursuant to Section 4.2, the parties shall attempt to resolve such dispute as promptly as possible. The Escrow Agent shall make distributions of the Escrow Fund pursuant to this Section 4 to the Sellers (a) promptly following agreement by the Purchaser pursuant to Section 4.2 to such distribution; (b) promptly following receipt by the Escrow Agent of unanimous written instructions from the Purchaser and the Sellers directing that such a payment be made to the Sellers; or (c) as directed by a final order of a court of competent jurisdiction; provided, that such order is not subject to further appeal or other appellate review. The foregoing distribution shall be made to the Sellers at the address set forth in the Sellers’ instructions. The Escrow Agent shall be entitled to rely on the information set forth in the Sellers’ instructions. Distributions made pursuant to this Section 4 shall be made to the Sellers in the proportions described in the Distribution Notice(s).

5.  Termination.  Subject to Section 6.3, this Agreement shall terminate upon the distribution of all of the Escrow Fund, Interest and any other sums held by the Escrow Agent pursuant to this Agreement.

6.  Duties of the Escrow Agent.

6.1  Duties Limited.  The Escrow Agent shall perform only the duties expressly set forth herein (each of which is ministerial and shall not be considered fiduciary in nature) and shall not be liable except for the performance of such duties and obligations as are expressly and specifically set forth in the Agreement (subject to Section 6.3). The Escrow Agent does not have any interest in the Escrow Fund or Interest but is serving as escrow holder only.

6.2  Reliance.  The Escrow Agent may rely upon (and assume the proper authorization of) and shall be protected in acting or refraining from acting upon, any written notice, instruction, instrument or request furnished to it hereunder and believed by it to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty to make inquiry as to the genuineness, accuracy or validity of any such notice, instruction, instrument or request or any signature thereon

6.3  Indemnification.  (a) The Sellers and the Purchaser shall jointly and severally indemnify the Escrow Agent (and its partners, employees and agents) and hold them harmless against any loss, liability, tax of any kind or expense incurred on its part arising out of or in connection with this Agreement, including the costs and expenses incurred in defending any such claim of liability (including reasonable attorneys' fees (whether incurred in an action between the Escrow Agent and the Sellers, the Purchaser, a third party or otherwise) except to the extent that the Escrow Agent has acted with gross negligence as determined by a final order of a court of competent jurisdiction which is not subject to further appeal or appellate review. In no event shall the Escrow Agent be liable for indirect, punitive, special or consequential damage or loss (including but not limited to lost profits) whatsoever, even if the Escrow Agent has been informed of the likelihood of such loss or damage and regardless of the form of action. Each of the Purchaser and the Sellers acknowledge and agree that the Escrow Agent (i) shall not be responsible for or required to take notice of the Purchase Agreement, or for determining or compelling compliance therewith, and shall not otherwise be bound thereby and (ii) shall not be obligated to take any legal or other action hereunder which might in its judgment cause it to incur any expense or liability unless it shall have been furnished with acceptable indemnification. The Escrow Agent may consult with its own counsel, and shall have full and complete authorization and protection for any action taken or suffered in good faith and in accordance with the opinion of such counsel. The indemnification and agreement to hold the Escrow Agent harmless set forth in this Section 6.3 shall survive the termination of this Agreement and the resignation or termination of the Escrow Agent.

(b)  Regardless of the actual disposition of the Escrow Fund or Interest, the Sellers shall be considered the owner and recipient for the reporting of all income earned by the Escrow Fund or Interest for federal, state, local and foreign income tax purposes.

7.  Resignation and Termination of the Escrow Agent.

7.1  Resignation.  The Escrow Agent may resign at any time by giving 30 days' notice of such resignation to the Purchaser and the Sellers. Thereafter, the Escrow Agent shall have no further obligation hereunder except to hold the Escrow Fund as depository.  In such event the Escrow Agent shall not take any action until the Purchaser and the Sellers have jointly designated a banking corporation, trust company, attorney or other person as successor Escrow Agent.  Upon receipt of such joint instructions, the Escrow Agent shall promptly deliver the Escrow Fund and all Interest to such successor Escrow Agent and shall thereafter have no further obligations hereunder.

7.2  Termination.  The Purchaser and the Sellers together may terminate the appointment of the Escrow Agent hereunder upon notice specifying the date upon which such termination shall take effect.  In the event of such termination, the Purchaser and the Sellers shall within 30 days of such notice jointly appoint a successor Escrow Agent and the Escrow Agent shall promptly deliver to such successor Escrow Agent the Escrow Fund and Interest. Upon receipt of the funds, the successor Escrow Agent shall thereupon be bound by all of the provisions hereof.

8.  Fees and Expenses. The Purchaser and Sellers shall split all expenses, disbursements and advances incurred in carrying out the Escrow Agent’s duties hereunder, (with 50% for the Purchaser’s account, 50% for Covington’s and BMO’s account).

9.  Miscellaneous.

9.1  Certain Definitions.  As used in this Agreement, the following terms have the following meanings unless the context otherwise requires:

(i)  “Value” means with respect to the Escrow Fund, any asset thereof or the Interest as at any date, means the market value thereof determined by the Escrow Agent, whose determination with respect thereto shall be final.

9.2  Notices.  Any notice or other communication required or which may be given hereunder shall be in writing and shall be delivered personally, or sent by certified, registered or express mail, postage prepaid, and shall be deemed given when so delivered personally, or if mailed, five days after the date of mailing, as follows:

(i)   if to the Purchaser to:

Cancable Holding Corp.
2100 Forbes Street, Units 8-10
Whitby, Ontario L1N 9T3, Canada
Telephone: (905)-666-8676
Attn: Chief Financial Officer
with a copy to:

Torys LLP

237 Park Avenue

New York, New York 10017

Attn: Andrew J. Beck, Esq.

(ii)   if to the Escrow Agent to:

Gowling Lafleur Henderson LLP

1 First Canadian Place, Ste. 1600

100 King Street West

Toronto, Ontario M5X 1G5

Attn: Tina M. Woodside, Esq.

(iii)   if to the Sellers to:

Covington Fund II Inc.
Suite 3003
200 Front Street West
Toronto, ON M5V 3K2
Attn: Jeff Park
and

BMO Capital Corporation
100 King Street West
11th Floor, First Canadian Place
Toronto, ON M5X 1A1
Attn: Robert McLaughlin
with a copy to:

Gowling Lafleur Henderson LLP

1 First Canadian Place, Ste. 1600

100 King Street West

Toronto, Ontario M5X 1G5

Attn: Tina M. Woodside, Esq.

Any party may by notice given in accordance with this Section to the other parties designate another address or person for receipt of notice.

9.3  Entire Agreement. This agreement is entered into and delivered pursuant to the Purchase Agreement and contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

9.4  Waivers and Amendments.  This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties hereto, or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party or any right, power or privilege hereunder, nor any single or partial exercise of any right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

9.5  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein, without prejudice to or limitation of any other rights or remedies available under the laws of any jurisdiction where Property or assets of the parties hereto may be found and without regard to principles of conflict of law. Each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the courts of the Province of Ontario and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such court. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. Each of the parties hereto hereby irrevocably consents to the service of any and all process in such action or proceeding by the delivery of such process to each of the parties hereto at its address provided in accordance with Section 9.2 hereof.

9.6  Assignment.  The Agreement shall be binding upon the successors, legal representatives and permitted assigns of the parties.  This Agreement is not assignable except by operation of law except that the Purchaser may assign any or all of its rights, together with its obligations hereunder, to any of its affiliates or to any successor to all or a portion of its business.

9.7  Further Assurances.  Each of the Purchaser and the Sellers shall execute such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby.

9.8  Variations in Pronouns.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

9.9  Severability. If any provision of this Agreement or the application thereof to any circumstance is held invalid, such invalidity shall not affect any other provision which can be given effect without the invalid provision or application, and to this end the provisions hereof shall be severable.

9.10  Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.11  Headings.  The headings in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

CANCABLE HOLDING CORP.

By:	/s/ Sayan Navaratnam
Name: Sayan Navaratnam
Title: Chairman and CEO

COVINGTON FUND II INC.

By:	/s/ Jeff Park
Name: Jeff Park
Title:

BMO CAPITAL CORPORATION

By:	/s/ Robert McLaughlin
Name: Robert McLaughlin
Title: Director

GOWLING LAFLEUR HENDERSON LLP

By:	/s/ Tina Woodside
Name: Tina Woodside
Title: Partner

[Signature Page to Escrow Agreement]